EXHIBIT 5.1

                               October 24, 1996

Mr. Arthur Falcone
Chief Executive Officer
Transeastern Properties, Inc.
3300 University Drive, Suite 001
Coral Springs, Florida 33065

      RE:   TRANSEASTERN PROPERTIES, INC.
            OFFERING OF SHARES OF COMMON STOCK

Dear Falcone:

      As counsel to Transeastern Properties, Inc. (the "Corporation"), we have examined the Articles of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of up to 3,680,000 shares of Common Stock of the Corporation, par value $.01 per share (the "Common Stock"). In addition, we have examined a copy of the Prospectus included in the Corporation's Registration Statement on Form S-1, File No. 333-10375, which is incorporated by reference into this registration statement.

      In rendering this opinion, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the genuineness of all signatures. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates as we deemed relevant.

      Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that following the issuance and delivery of the Common Stock against payment of adequate consideration therefore in accordance with the terms of such Prospectus, the Common Stock will be validly issued, fully paid and non-assessable.

                                    Very truly yours,




                                    STEARNS WEAVER MILLER WEISSLER
                                    ALHADEFF & SITTERSON, P.A.